Exhibit 99.1
ISBA Announces Third Quarter 2014 Earnings
Mt. Pleasant, Michigan, October 23, 2014- Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that the Corporation's third quarter 2014 net income was $3.41 million and $10.28 million, or $0.44 and $1.33 per common share, in the three and nine month periods ended September 30, 2014, respectively.
As of September 30, 2014, total assets increased to $1.55 billion, and assets under management - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $665.58 million - grew to $2.22 billion. During the quarter, the Corporation paid a $0.22 per common share cash dividend, which represented a 4.76% increase over the third quarter of 2013. The Corporation has recorded more than 30 consecutive years of dividend growth. Based on the Corporation's average stock price of $23.53 for the month of September 2014, the annualized cash dividend yield was 3.74%.
Continued improvements in a variety of credit quality indicators have resulted in a reversal of provision for loan losses of $604,000 for the nine month period ended September 30, 2014. This provision reversal, along with an increase in gross loans, led to a reduction in the allowance for loan and lease losses in both amount and as a percentage of gross loans. Net loans charged-off during the first nine months of 2014 were $496,000 as compared to $1.20 million in the first nine months of 2013. Additionally, there has been a continued reduction in loans classified as less than satisfactory. While net loans charged-off and the overall level of loans classified as less than satisfactory have declined, nonaccrual loans have increased since December 31, 2013. This increase was primarily the result of one loan, which is well collateralized and closely monitored by management.
While competition for high quality commercial loans continues to be intense, the Corporation was able to grow its commercial loan portfolio in the first nine months of 2014 by $24.72 million without relaxing underwriting standards. The growth in commercial and agricultural loans was partially offset by declines in both residential real estate loans of $18.90 million and consumer loans of $0.77 million, resulting in a net increase in total loans of $14.26 million for the year. The lack of demand for residential real estate loans continues to result in noticeable declines in loan fees and the gain on sale of mortgage loans.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended September 30, 2014, which are or will be available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.